STANDARD COMMERCIAL CORPORATION                                     EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share information; unaudited)

                                                                    Twelve months ended
                                                                         March 31
                                                               1994*       1993         1992
PRIMARY EARNINGS PER COMMON SHARE
Income (loss) from continuing operations                     $(36,498)    $22,220     $23,843
Less - ESOP preferred stock dividends net of tax                  486         364           -
Income (loss) from continuing operations
 applicable to common stock                                   (36,984)     21,856      23,843
Income (loss) from discontinued operations                        689      (1,547)     (2,216)
Extraordinary items                                                 -         503         624
Cumulative effect of accounting changes                            23           -           -
Net earnings (loss) applicable to common stock               $(36,272)    $20,812     $22,251

Average number of common shares outstanding                 8,535,858   8,447,564   8,245,501
Increase applicable to unissued restricted stock awards        16,955           -           -
Primary average shares outstanding                          8,552,813   8,447,564   8,245,501

Earnings per common share
 -from continuing operations                                   $(4.32)      $2.58       $2.89
 -from discontinued operations                                   0.08       (0.18)      (0.27)
 -extraordinary items                                               -        0.06        0.08
 -cumulative accounting changes                                     -           -           -
 -net                                                          $(4.24)      $2.46       $2.70

FULLY DILUTED EARNINGS PER COMMON SHARE
Income (loss) from continuing operations
 applicable to common stock                                  $(36,984)    $21,856     $23,843
Add-after-tax interest expense on 71/4%
   convertible subordinated debentures                          3,300       3,300       1,256
 -dividends payable to ESOP assuming
   conversion to common stock                                     117         107           -
Adjusted income  from continuing operations                   (33,567)     25,263      25,099
Income (loss) from discontinued operations                        689      (1,547)     (2,216)
Extraordinary items                                                 -         503         624
Cumulative effect of accounting changes                            23           -           -
Net earnings applicable to common stock                      $(32,855)    $24,219     $23,507

Primary average shares outstanding                          8,552,813   8,447,564   8,245,501
Increase in shares outstanding assuming
 -conversion of 71/4% convertible subordinated
   debentures at November 13, 1991                          2,126,348   2,126,348     813,357
 -conversion of ESOP convertible
   preferred stock at July 1, 1993                            262,871     197,153           -
Fully diluted average shares outstanding                   10,942,032  10,771,065   9,058,858

Earnings (loss) per common share
 -from continuing operations                                   $(3.06)      $2.34       $2.77
 -from discontinued operations                                   0.06       (0.14)      (0.24)
 -extraordinary items                                               -        0.05        0.06
 -cumulative accounting changes                                     -           -           -
 -net                                                          $(3.00)      $2.25       $2.59

*The calculations of fully diluted earnings per share for 1994 shown above include adjustments which are antidilutive. Fully dilute shown on the face of the income statement for 1994 are therefore equal to primary earnings per share.